EXHIBIT 4.5
                                ESCROW AGREEMENT


     AGREEMENT made and entered into this first day of September, 2000 by and among PHARMOS CORPORATION, a Nevada corporation, having an address at 99 Wood Avenue South, Suite 301, Iselin, New Jersey 08830 (the "Company"), MILLENNIUM PARTNERS, LP, STRONG RIVER INVESTMENTS, INC. and ST. ALBANS PARTNERS, LTD. and KLEINBERG, KAPLAN, WOLFF & COHEN, P.C., having an address at 551 Fifth Avenue, 18th Floor, New York, New York 10176 ("Escrow Agent").

                               W I T N E S S E T H


     WHEREAS, the Company and the Investors have entered into a Purchase Agreement dated September 1, 2000 (the "Purchase Agreement") pursuant to which the Investors are purchasing from the Company, the Company's 6% Convertible Debentures due February 28, 2002 (the "Debentures");

     NOW, THEREFORE, it is agreed as follows:

     1. Deposit into Escrow Accounts. At the closing of the sale of the Debentures, each Investor severally shall deposit 50% of the amount of its Purchase Price from each purchase of Debentures (the "Escrow Proceeds") into a separate Escrow Account maintained by the Escrow Agent for such Investor (an "Investor Escrow Account"). Thereafter the Investor Escrow Accounts shall be maintained by the Escrow Agent in accordance with the terms of this Agreement. The Escrow Agent, by its execution and delivery of this Agreement, hereby agrees to accept receipt of the Escrow proceeds.

     2. Release of Escrowed Proceeds upon Conversion of Debentures.

     (a) Upon the conversion by an Investor of, individually or in the aggregate, 18.75% of the initial principal amount of Debentures held by such Investor, the Investor and the Company shall promptly thereafter execute a joint certificate to the Escrow Agent certifying that 18.75% in aggregate principal amount of such Investor's Debentures have been converted by the Investor (a "18.75% Conversion Notice"). Upon receipt of an 18.75% Conversion Notice, the Escrow Agent shall release 12.5% of the Escrowed Proceeds received from such Investor from the Investor Escrow Account relating to such Investor for each $18.75% of principal amount of such Investor's Debentures converted.

     (b) If, following the conversion of Debentures referred to above by the Investor or otherwise, 25% of the initial in principal amount or less remains of such Investor's Debentures, then, upon the conversion of, individually or in the aggregate, 6.25% in principal amount of Debentures by such Investor, such Investor and the Company shall promptly thereafter execute a joint certificate to the Escrow Agent certifying that 6.25% in aggregate principal amount of such Investor's Debentures has been converted (a "6.25% Conversion Notice"). Upon receipt of a 6.25% Conversion Notice, the Escrow Agent shall release to the Company 12.5% of the Escrowed Proceeds received from such Investor from the Investor Escrow Account relating to such Investor for each 6.25% in principal amount of Debentures converted.

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     3. Release of Escrowed Proceeds upon Redemption of Debentures. Upon receipt by an Investor of payment in full from the Company for its Debentures, whether pursuant to redemption or otherwise (including, without limitation, following the redemption of all of the Debentures pursuant to Section 6 of the Debentures), such Investor and the Company shall execute a joint certificate to the Escrow Agent certifying that the Investor's Debentures have been paid in full (a "Redemption Certificate"). Upon receipt of a Redemption Certificate, the Escrow Agent shall release to the Company all of the Escrowed Proceeds remaining in the Investor Escrow Account relating to such Investor.

     4. Release of Escrowed Proceeds Upon Events of Default under the
Debentures.

     (a) If, on the maturity of the Debentures, any Debentures shall remain unpaid, then upon receipt by the Escrow Agent of a written notice from an Investor holding such Debentures certifying that such Debentures remain unpaid, the Escrow Agent shall release to such Investor all of the Escrowed Proceeds remaining in the Investor Escrow Account relating to such Investor, and such Escrowed Proceeds shall be applied to reduce amounts due and owing to such Investor with the respect to the Debentures and the Purchase Agreement as follows: first, to the payment of fees and expenses, second, to interest payable in cash with respect to the Debentures, and third, to the outstanding principal under the Debentures.

     (b) Following an Event of Default under the Debentures (other than with respect to failure to pay principal or interest on maturity), an Investor may, at its option, deliver a certificate to the Escrow Agent and the Company specifying the nature of the Event of Default. If within ten days of receipt of such certificate, the Escrow Agent and the Investor shall not have received notice from the Company that it disputes the occurrence of an Event of Default under the Debentures, then the Escrow Agent shall releases to such Investor all of the Escrowed Proceeds remaining in the Investor Escrow Account relating to such Investor. In the event that the Company does deliver a timely notice to the Escrow Agent and the Investor that it disputes such determination, then such dispute shall be resolved by arbitration conducted as follows: the arbitration shall be conducted in New York, New York, before an arbitration panel of three arbitrators, one of whom shall be selected by the Investor, one of whom shall be selected by the Company, with the remaining arbitrator to be agreed upon by the first two. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Any arbitration decision or award shall be final and conclusive as to the parties to this Agreement and their successors and assigns; judgment upon such decision or award may be entered in any competent Court. In the event that the arbitration shall be decided in favor of the Investor, then upon written notice by the Investor to the Escrow Agent of such decision, the Escrow Agent shall immediately release the remaining Escrow Proceeds to the Investor.

     5. Condition to Escrow Agent's Duties. The acceptance by the Escrow Agent of its duties as such under this Agreement is subject to the following terms and conditions, which all of the parties to this Agreement hereby agree shall govern and control with respect to the rights, duties, liabilities and immunities of the Escrow Agent:

     (a) The Escrow Agent is not a party to, nor is it bound by, any other agreement by which the other parties hereto may be bound (whether or not it has knowledge of such), other than as expressly herein set forth.


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     (b) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other document which the Escrow Agent, in good faith, believes to be genuine and what it purports to be.

     (c) The Escrow Agent shall be indemnified and held harmless by the Investors from and against any and all loss, expense, fees (including attorneys' fees) and damages that may be incurred by the Escrow Agent as a result of its agreeing to act in such capacity and its performance of this Agreement. The Escrow Agent shall not be obligated to any party for any error in judgment or for any act done or steps taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection therewith, except as a result of its own gross negligence or willful misconduct. This indemnity includes the costs of enforcing the indemnification (including attorneys' fees).

     (d) The Escrow Agent may consult with or retain legal counsel in connection with any dispute or question as to the construction of any of the provisions hereof or with regard to its duties and shall be held harmless and protected by the Company and the Investors in acting in good faith in accordance with the instructions of such counsel. Such counsel's fees and expenses shall be paid as set forth in Paragraph 6 hereof. The Escrow Agent may represent itself at its usual rates.

     (e) The Escrow Agent shall not be responsible or liable for the default or misconduct of its agents, attorneys or employees, if they are selected with reasonable care.

     (f) The Company and the Investors, jointly and severally, will pay the Escrow Agent's fees (at the Escrow Agent's customary hourly rate for legal services) and out-of-pocket disbursements for time spent in performing its duties under this Agreement.

     (g) No modification of this Agreement shall, without the consent of the Escrow Agent, modify the provisions of this Agreement relating to the duties, obligations or rights of the Escrow Agent.

     6. Conflict with Respect to Escrowed Proceeds.

     (a) In the event the Escrow Agent before the termination of the escrow receives or becomes aware of conflicting demands or claims with respect to this escrow or the Escrowed Proceeds, the Escrow Agent shall have the right to discontinue any or all further acts on its part until such conflict is resolved to its satisfaction.

     (b) The Escrow Agent shall have the further right to commence or defend any action or proceedings for the determination of such conflict. The Company and the Investors jointly and severally agree to pay all costs, damages, judgments and expenses, including reasonable attorneys' fees, suffered or incurred by the Escrow Agent in connection with or arising out of this escrow in the event of bona fide conflicting claims or demands with respect to this escrow, including, but without limiting the generality of the foregoing, a suit in interpleader brought by the Escrow Agent. In the event the Escrow Agent files a suit in interpleader, it shall thereupon be fully released and discharged from all further obligations to perform any and all duties or obligations imposed upon it by this Agreement.


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     7. Acknowledgement. All parties hereto agree that the Escrow Agent is counsel for Investors and shall be entitled to represent the Investors with respect to the Purchase Agreement and the transactions contemplated thereunder. The Company hereby waives any right or claim to object to such legal representation by Escrow Agent of the Investors, and further agrees that nothing in this Agreement or contemplated hereby shall constitute a waiver of any attorney-client, work product or other privilege.

     8. Resignation of Escrow Agent. The Escrow Agent may at any time resign hereunder by giving written notice of its resignation to the Company and the Investors, at least ten (10) days prior to the date specified for such resignation to take effect, and upon the effective date of such resignation, all property then held by the Escrow Agent hereunder shall be delivered by it to such person as may be designated by the Company and the Investors, in writing, whereupon all the Escrow Agent's obligations hereunder shall cease and terminate. If no such person shall have been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate. The Escrow Agent's sole responsibility thereafter shall be to keep safely all property then held by it and to deliver the same to a person designated by the parties hereto or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, or to file a suit in interpleader as provided in Paragraph 5 above.

     9. Interest on Escrow Proceeds. The Escrow Agent shall deposit the Escrow Proceeds in an interest-bearing account. The interest, if any, shall be paid to the party receiving the applicable principal.

     10. Successors and Assigns. Investors may assign their rights hereunder in connection with the transfer of Debentures, provided that: (i) such transfer is for at least $500,000 in principal amount of Debentures and (ii) the transferee of Debentures agrees in writing to be bound by the terms of this Agreement. In such event the Escrowed Proceeds for the transferred Debentures shall be transferred to a new Investor Escrow Account for the transferee. The Company may not assign its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors and assigns.

     11. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND THE PARTIES AGREE AND CONSENT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN NEW YORK COUNTY, NEW YORK IN ANY ACTION OR PROCEEDING HEREUNDER, AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED (WHICH SHALL CONSTITUTE "PERSONAL SERVICE").

     12. Amendment. No provision of this Agreement may be amended or waived without the prior written consent of the Company and Investors holding a majority in principal amount of the Debentures; provided, that any provision relating to the duties, obligations and rights of the Escrow Agent shall in addition require the approval of the Escrow Agent, as provided in paragraph 5(g) above.

     13. Notices. All notices or other communications between the parties contemplated under, or relating to, this Agreement shall be in writing, shall be signed by each person giving


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such notice or communication, and shall be delivered by hand, reputable overnight courier or by certified mail, return receipt requested, to the parties at their respective addresses set forth above or to such other address as to which the sending party has received written notice in accordance with this Paragraph 12.


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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


PHARMOS CORPORATION


By:
   ---------------------------------------


MILLENNIUM PARTNERS, LP


By:
   ---------------------------------------


STRONG RIVER INVESTMENTS, INC.


By:
   ---------------------------------------


ST. ALBANS PARTNERS, LTD.


By:
   ---------------------------------------


KLEINBERG, KAPLAN, WOLFF & COHEN, P.C.,
as Escrow Agent


By:
   ---------------------------------------
     Stephen M. Schultz, Director


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